Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated February 22, 2007 with respect to the consolidated statements of operations, stockholder’s equity and cash flows for the year then ended December 31, 2006 and the financial statement schedule for the year ended December 31, 2006, of Spar Group Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Nagesh Behl & Co.

New Delhi
February 22, 2007